Exhibit 99.1

PRESS RELEASE

Investor Relations:

303-605-1042

Chipotle Mexican Grill, Inc. Announces First Quarter 2015 Results

Denver, Colorado  – (Business Wire)  – April 21, 2015  – Chipotle Mexican Grill, Inc. (NYSE: CMG) today reported financial results for its first quarter ended March 31, 2015.

Highlights for the first quarter of 2015 as compared to the first quarter of 2014 include:

•	Revenue increased 20.4% to $1.09 billion
•	Comparable restaurant sales increased 10.4%
•	Restaurant level operating margin was 27.5%, an increase of 160 basis points
•	Net income was $122.6 million, an increase of 47.6%
•	Diluted earnings per share was $3.88, an increase of 47.0%
•	Opened 49 new restaurants

“We are very proud of our start to 2015, as our average sales volumes reached a record $2.5 million per restaurant. We attribute this success to our unique food culture and people culture, which are the driving forces to create a new fast food model. The quarter was not without its challenges however, as we suspended one of our primary pork suppliers and are exploring options to increase the supply of pork that meets our high standards.  But we remain confident that higher quality, Responsibly Raised®  ingredients taste better and will continue to resonate with our customers,” said Steve Ells, founder, chairman and co-CEO of Chipotle.

First quarter 2015 results

Revenue for the quarter was $1.09 billion, up 20.4% from the first quarter of 2014.  The growth in revenue was driven by new restaurants not in the comparable base and a 10.4% increase in comparable restaurant sales. Comparable restaurant sales growth was driven primarily by an increase in average check, which includes the benefit of a nationwide menu price increase that was fully rolled out during the second quarter of 2014, and to a lesser extent by increased traffic.

We opened 49 new restaurants during the quarter, bringing the total restaurant count to 1,831.

Food costs were 33.9% of revenue, a decrease of 60 basis points, as the benefit of our menu price increase were partially offset by increased beef and tortilla costs as compared to the first quarter of 2014.

Restaurant level operating margin was 27.5% in the quarter, an increase of 160 basis points from the first quarter of 2014.  The increase was primarily driven by favorable sales leverage.

General and administrative expenses were 5.8% of revenue, a decrease of 160 basis points due to lower non-cash stock based compensation expense.

Net income for the first quarter of 2015 was $122.6 million, or $3.88 per diluted share, compared to $83.1 million, or $2.64 per diluted share, in the first quarter of 2014.

“Our teams of top performers continue to create extraordinary customer experiences in our restaurants, which generates customer loyalty and attracts new customers. We are very pleased with our field leadership’s ability to empower restaurant teams and develop new leaders. This competitive advantage is at the heart of our people culture, and we believe will continue to deliver strong business results throughout 2015,” said Monty Moran, co-CEO of Chipotle.

Outlook

For 2015, management expects the following:

•	190-205 new restaurant openings
•	Low-to-mid single digit comparable restaurant sales increases
•	An effective full year tax rate of approximately 38.7%

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales represent the change in period-over-period sales for restaurants in operation for at least 13 full calendar months.

Average restaurant sales refers to the average trailing 12-month sales for restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss the first quarter 2015 financial results on Tuesday, April 21, 2015 at 4:30 PM Eastern time.

The conference call can be accessed live over the phone by dialing 1-888-437-9315 or for international callers by dialing 1-719-325-2418. A replay will be available one hour after the call and can be accessed by dialing 1-877-870-5176 or 1-858-384-5517 for international callers; the password is 1376573.  The replay will be available until April 28, 2015.  The call will be webcast live from the company's website at chipotle.com under the investor relations section.  An archived webcast will be available one hour after the end of the call.

About Chipotle

Steve Ells, founder, chairman and co-CEO, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food With Integrity, Chipotle is seeking better food from using ingredients that are not only fresh, but that—where possible—are sustainably grown and raised responsibly with respect for the animals, the land, and the farmers who produce the food. In order to achieve this vision, we focus on building a special people culture that is centered on creating teams of top performers empowered to achieve high standards. This people culture not only leads to a better dining experience for our customers, it also allows us to develop future leaders from within. Chipotle opened with a single restaurant in 1993 and operates more than 1,800 restaurants, including 19 Chipotle restaurants outside the US, 10 ShopHouse Southeast Asian Kitchen restaurants, and is an investor in a consolidated entity that owns and operates two Pizzeria Locale restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” of our expected number of new restaurant openings, comparable restaurant sales trends, and effective tax rates in 2015, as well as statements about our ability to achieve future business results, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve expected levels of comparable restaurant sales increases due to factors such as changes in consumer preferences or decreased consumer spending, our possible inability to increase menu prices or realize the benefits of menu price increases, or the impact of competition; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; the performance of new restaurants and their impact on existing restaurant sales; increases in the cost of food ingredients and other key supplies; the potential for increased labor costs or difficulty retaining qualified employees, including as a result of immigration enforcement activities; the risk of food-borne illnesses and other health concerns about our food or dining out generally; risks relating to our expansion into new markets; the impact of federal, state or local government regulations relating to our employees, our restaurant design, or the sale of food or alcoholic beverages; risks associated with our Food With Integrity strategy, including supply shortages and potential liabilities related to advertising claims and other marketing activities related to Food With Integrity; security risks associated with the acceptance of electronic payment cards or electronic storage and processing of confidential customer or employee information; risks relating to litigation; risks relating to our insurance coverage and self-insurance; our dependence on key personnel; risks related to our marketing and advertising strategies and ability to protect our brand and reputation; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on our Web site at chipotle.com

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Income and Comprehensive Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31
	2015		2014
Revenue	$1,089,043	100.0%	$904,163	100.0%
Restaurant operating costs
(Exclusive of depreciation and amortization shown separately below):
Food, beverage and packaging	369,026	33.9	311,792	34.5
Labor	244,151	22.4	208,208	23.0
Occupancy	63,185	5.8	54,846	6.1
Other operating costs	113,541	10.4	95,137	10.5
General and administrative expenses	63,061	5.8	66,917	7.4
Depreciation and amortization	30,643	2.8	25,754	2.8
Pre-opening costs	3,435	0.3	4,300	0.5
Loss on disposal of assets	4,200	0.4	1,559	0.2
Total operating expenses	891,242	81.8	768,513	85.0
Income from operations	197,801	18.2	135,650	15.0
Interest and other income (expense), net	1,223	0.1	689	0.1
Income before income taxes	199,024	18.3	136,339	15.1
Provision for income taxes	(76,383)	(7.0)	(53,270)	(5.9)
Net income	$122,641	11.3%	$83,069	9.2%
Earnings per share:
Basic	$3.95		$2.67
Diluted	$3.88		$2.64
Weighted average common shares outstanding:
Basic	31,036		31,061
Diluted	31,592		31,486
Comprehensive income	$117,929		$82,938

Chipotle Mexican Grill, Inc.

Condensed Consolidated Balance Sheet

(in thousands, except per share data)

	March 31	December 31
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$542,957	$419,465
Accounts receivable, net of allowance for doubtful accounts of $1,172 and $1,199 as of March 31, 2015 and December 31, 2014, respectively	21,480	34,839
Inventory	16,052	15,332
Current deferred tax asset	19,377	18,968
Prepaid expenses and other current assets	37,252	34,795
Income tax receivable	-	16,488
Investments	347,577	338,592
Total current assets	984,695	878,479
Leasehold improvements, property and equipment, net	1,119,469	1,106,984
Long term investments	531,082	496,106
Other assets	46,534	42,777
Goodwill	21,939	21,939
Total assets	$2,703,719	$2,546,285
Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$76,066	$69,613
Accrued payroll and benefits	67,212	73,894
Accrued liabilities	85,850	102,203
Income tax payable	47,993	-
Total current liabilities	277,121	245,710
Deferred rent	225,897	219,414
Deferred income tax liability	35,399	40,529
Other liabilities	30,968	28,263
Total liabilities	569,385	533,916
Shareholders' equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares issued as of March 31, 2015 and December 31, 2014, respectively	-	-
Common stock $0.01 par value, 230,000 shares authorized, and 35,453 and 35,394 shares issued as of March 31, 2015 and December 31, 2014, respectively	355	354
Additional paid-in capital	1,066,216	1,038,932
Treasury stock, at cost, 4,401 and 4,367 common shares at March 31, 2015 and December 31, 2014, respectively	(772,008)	(748,759)
Accumulated other comprehensive income (loss)	(5,141)	(429)
Retained earnings	1,844,912	1,722,271
Total shareholders' equity	2,134,334	2,012,369
Total liabilities and shareholders' equity	$2,703,719	$2,546,285

Chipotle Mexican Grill, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31
	2015	2014
Operating activities
Net income	$122,641	$83,069
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	30,643	25,754
Deferred income tax (benefit) provision	(5,551)	1,551
Loss on disposal of assets	4,200	1,559
Bad debt allowance	(27)	(20)
Stock-based compensation expense	16,986	27,359
Excess tax benefit on stock-based compensation	(10,827)	(8,955)
Other	119	64
Changes in operating assets and liabilities:
Accounts receivable	13,300	7,439
Inventory	(737)	(2,160)
Prepaid expenses and other current assets	(2,516)	(4,014)
Other assets	(3,825)	(2,365)
Accounts payable	14,831	8,006
Accrued liabilities	(21,367)	(15,159)
Income tax payable/receivable	75,314	48,088
Deferred rent	6,780	6,764
Other long-term liabilities	2,755	2,798
Net cash provided by operating activities	242,719	179,778
Investing activities
Purchases of leasehold improvements, property and equipment	(59,363)	(47,230)
Purchases of investments	(139,114)	(89,782)
Maturities of investments	95,000	49,500
Net cash used in investing activities	(103,477)	(87,512)
Financing activities
Acquisition of treasury stock	(23,249)	(12,736)
Excess tax benefit on stock-based compensation	10,827	8,955
Stock plan transactions and other financing activities	(119)	(56)
Net cash used in financing activities	(12,541)	(3,837)
Effect of exchange rate changes on cash and cash equivalents	(3,209)	(40)
Net change in cash and cash equivalents	123,492	88,389
Cash and cash equivalents at beginning of year	419,465	323,203
Cash and cash equivalents at end of period	$542,957	$411,592
Supplemental disclosures of cash flow information
Increase (decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable and accrued liabilities	$(9,946)	$(290)

Chipotle Mexican Grill, Inc.

Supplemental Financial and Other Data

 (dollars in thousands)

	For the three months ended
	Mar. 31,	Dec. 31,	Sep. 30,	Jun. 30,	Mar. 31,
	2015	2014	2014	2014	2014
Number of restaurants opened	49	60	43	45	44
Restaurant relocations	(1)	(1)	-	(1)	(2)
Number of restaurants at end of period	1,831	1,783	1,724	1,681	1,637
Average restaurant sales	$2,516	$2,472	$2,403	$2,307	$2,226
Comparable restaurant sales increases	10.4%	16.1%	19.8%	17.3%	13.4%